                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                        UNDER THE SECURITIES ACT OF 1934
                               (Amendment No. 2)*


                             BIZNESSONLINE.COM, INC.
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                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)


                                    091791103
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                                 (CUSIP Number)


     MAY 5, 2001 AND JANUARY 17, 2002 - AMENDMENT PURSUANT TO RULE 13d-2(b)
                                (OPTION VESTING)
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(Date of Event Which Requires Filing of This Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

-------------------------------
         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 091791103                    13G                           Page 2 of 5


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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                  MARK E. MUNRO
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                     (a)  [_]
                                                     (b)  [_]
                                 NOT APPLICABLE
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  UNITED STATES
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                           1,375,888
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                         1,375,888
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                            0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,375,888
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)   [X]

         MR. MUNRO'S WIFE ALSO OWNS 1,337,554 SHARES OF COMMON STOCK.
         AS TO WHICH MR. MUNRO DISCLAIMS BENEFICIAL OWNERSHIP.
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    AS OF DECEMBER 31, 2001, 12.67%
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12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN
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CUSIP No. 091791103                    13G                           Page 3 of 5


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Item 1(a).  Name of Issuer:

         BIZNESSONLINE.COM, INC.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

         1720 ROUTE 34, P.O. BOX 1347, WALL, NEW JERSEY 07719
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Item 2(a).  Name of Person Filing:

         MARK E. MUNRO
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

         C/O BIZNESSONLINE.COM, INC., 1720 ROUTE 34,
         P.O. BOX 1347, WALL, NEW JERSEY 07719
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Item 2(c).  Citizenship:

         UNITED STATES
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Item 2(d).  Title of Class of Securities:

         COMMON STOCK
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Item 2(e).  CUSIP Number:

         091791-10-3
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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a) [_]   Broker or dealer registered under Section 15 of the Exchange Act.
    (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c) [_]   Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.
    (d) [_]   Investment company registered under Section 8 of the Investment
              Company Act.
    (e) [_]   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
    (f) [_]   An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);
    (g) [_]   A parent holding company or control person in accordance with
              Rule 13d-1(b)(1)(ii)(G);
    (h) [_]   A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;
    (i) [_]   A church plan that is excluded from the definition of an
              investment company under Section 3(c)(14) of the Investment
              Company Act;
    (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 091791103                    13G                           Page 4 of 5


                                 NOT APPLICABLE

        If this statement is filed pursuant to Rule 13d-1(c), check this box.
[_]

                                 NOT APPLICABLE


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:        1,375,888 SHARES*

     (b)  Percent of class:         AS OF DECEMBER 31, 2001, 12.67%

     (c)  Number of shares as to which such person has:

      (i) Sole power to vote or to direct the vote                     1,375,888

      (ii) Shared power to vote or to direct the vote                  0

      (iii) Sole power to dispose or to direct the disposition of      1,375,888

      (iv) Shared power to dispose or to direct the disposition of     0

* Excludes 1,337,554 shares of common stock owned by Mr. Munro's spouse as to which Mr. Munro disclaims beneficial ownership.

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Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                 NOT APPLICABLE
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Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE
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Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE
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Item 10.  Certifications.

                                 NOT APPLICABLE

CUSIP No. 091791103                    13G                           Page 5 of 5


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               FEBRUARY 14, 2002
                                    ----------------------------------------
                                                    (Date)

                                               /s/  Mark E. Munro
                                    ----------------------------------------
                                                  (Signature)


                                                 MARK E. MUNRO
                                       ----------------------------------------
                                                  (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).